EXHIBIT 10(Y) - MATERIAL CONTRACTS

The McAulay Firm
Consultants in Executive Search
Bank of America Corporate Center, Suite 5220
100 North Tryon Street
Charlotte, North Carolina 28202
www.mcaulay.com
Telephone: (704) 342-1880	Facsimile: (704) 342-0825

December 19, 2000

Revised 12/28/00

Mr. Rod Foster
2416 MeadowBrook Lane
West Chester, Illinois 60514

Dear Rod:

On behalf of National Western Life Insurance Company, I would like to confirm the offer of employment as presented on December 19, 2000 and revised yesterday. A summary of the primary terms and conditions follow:
Position:	Senior Vice President, Domestic Life Insurance and Annuities. The Position will report to Ross Moody and be responsible for the marketing of all domestic life insurance and annuity products.

Base Salary:	$175,000

Target Incentive
For Calendar
Years 2001:

$175,000; paid quarterly. The performance criteria to achieve target will be established by mutual agreement with Ross Moody. The criteria may change from time to time. Performance in excess of target will provide for a bonus higher than target while performance below target will provide for a reduction in bonus; provided, however, that during calendar year 2001, National Western shall guarantee a minimum bonus of $175,000.

Signing Bonus:

$40,000 payable at first pay period after start date. Should you leave National Western within a year of employment, you will be required to repay the Signing Bonus in its entirety. Should you leave National Western in the second year of employment, you will be required to repay 1/2 of the Signing Bonus.

Temporary Living
Allowance:

A sum not to exceed $3,500 per month. Duration of the Temporary Living allowance will be mutually agreed upon by you and Ross Moody after taking into consideration your individual circumstances and needs.

Relocation:

Per company policy. Of note, such will include payment for the movement of household goods as well as reimbursement for real estate commissions on the sale of your Des Moines, Iowa residence and closing costs associated with the purchase of a new residence in Austin.

Retirement and
Health Benefits:	Per current company policy and consistent with other National Western officers. Additional information to follow.

Vacation:	Three weeks

Start Date:	Within two weeks of receipt of bonus but, in any case, no later than March 1, 2000.

Rod, we are pleased to confirm this offer to you on behalf of National Western. Please sign as indicated below to confirm your verbal acceptance and return to me by Friday, January 5, 2001. Should you need to contact me over the weekend or during the evening, my home telephone number is____________. I look forward to your positive response.
Sincerely

/S/ Steven B. Smith
Steven B. Smith

SBS:cgh
/S/ Rodney K. Foster	1-4-01
(Signature)	(Date)

cc: Ross Moody
    Al McAulay